Exhibit 99.1

General Moly, Inc. — NYSE AMEX and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES RESULTS OF ANNUAL MEETING

LAKEWOOD, COLORADO — June 18, 2009, General Moly Inc. (NYSE AMEX and TSX: GMO) announced that it received approval for all proposals submitted to stockholders at its Annual Meeting of Stockholders, which was held June 18, 2009 in Golden, Colorado.

Stockholders supported the election of Ricardo M. Campoy, R. David Russell, and Andrew G. Sharkey, III to the Board of Directors, who will serve for a term of three years.  Stockholders also supported the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Separately, effective June 18, 2009, Mr. Lee M. Shumway was appointed by the Board of Directors Controller and Treasurer and assumed the duties of principal accounting officer of the Company.  Mr. Shumway has served as Controller of the Company since May 2009.  Mr. Shumway joined the Company in November 2007 as Director of Business Process and Information Technology, responsible for supply chain management and information technology.  From 2002 to November 2007, he served as Director of Supply Chain — Nevada Operations for Newmont Mining Corporation.  Prior to joining Newmont, Mr. Shumway had more than 15 years of experience with Santa Fe Pacific Gold and Price Waterhouse.

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE AMEX (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the next decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:
Investors — Seth Foreman	(303) 928-8591	sforeman@generalmoly.com
Business Development — Greg McClain	(303) 928-8601	gmcclain@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, the Company’s ability to obtain required permits to commence production and its ability to raise required financing, metals price and production volatility, exploration risks and results, and project development risks. For a detailed discussion of risks and other factors that may impact these forward looking statements please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, as the same are amended from time to time, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.